Exhibit 99.1

CONTACT:	William Koziel
(847) 597-8800

Così, Inc. Reports 2013 Second Quarter Results

DEERFIELD, IL – August 15, 2013 – Così, Inc. (NASDAQ: COSI), the fast casual restaurant company, today reported a net loss for the second quarter ended July 1, 2013 of $(2,135,000), or $(0.12) per basic and diluted common share, compared with net income of $77,000, or $0.01 per basic and diluted common share, reported for the 2012 second quarter.  The calculated net income (loss) per share for both quarters reflects the impact of the reverse stock split that was effected on May 9, 2013.

Così’s total revenues for the 2013 second quarter decreased by $2,900,000 to $23,408,000 from $26,308,000 in the 2012 second quarter.  Company-owned net restaurant sales decreased by $2,666,000 to $22,656,000 from $25,322,000 in the 2012 second quarter. Franchise fees and royalty revenues for the quarter contributed $752,000 compared to $986,000 in the 2012 second quarter.  The decline in revenues compared to last year’s second quarter was due primarily to the closure of six Company-owned and seven franchise locations during and subsequent to the second quarter of 2012, the decline in comparable Company-owned store sales and the impact of franchise fees recorded in the 2012 second quarter resulting from the termination of two area development agreements.

System-wide comparable restaurant sales for the second quarter as measured for restaurants in operation for more than 15 months recorded an aggregate decline of 2.7% as compared to the second quarter of 2012.  The breakdown in comparable sales between Company-owned and franchise-operated restaurants are as follows:

For the 13 weeks ended
July 1, 2013
Company-owned	(3.6%)
Franchise-operated	(1.4%)
Total System	(2.7%)

“We must reverse the decline in our revenues.  The long term viability of our business depends upon it.  We recognize the urgency of our situation and are working diligently to make this happen,” said Stephen Edwards, Così's President and Chief Executive Officer.

2013 Second Quarter Financial Performance Review

Così’s aforementioned $2,666,000 decrease in second quarter Company-owned net sales as compared to the 2012 second quarter was due primarily to a $1,813,000 decline in net sales from six locations closed during and subsequent to the second quarter of 2012 as well as a 3.6% decrease in comparable restaurant net sales.  The decrease in Company-owned comparable net sales during the quarter was comprised of a 5.0% decrease in traffic partially offset by a 1.4% increase in average guest check.

For the second quarter, Così reported a 550 basis point increase in costs and expenses related to Company-owned restaurant operations as a percentage of restaurant net sales compared with the second quarter of 2012. The change resulted from increases of 230, 170 and 150 basis points, as a percentage of net sales, in labor and related benefits expense, occupancy and other restaurant operating expenses and the cost of food and beverage, respectively.  The increase in labor and related benefits expense and occupancy and other restaurant operating expense as a percentage of net sales was due largely to the deleveraging impact of the comparable restaurant net sales decline on the fixed portion of these costs in the period.  Also impacting our labor and related benefits expense for the quarter was an increase in employee health care costs.  The increase in the cost of food and beverage as a percentage of net sales was largely due to a sales mix shift to menu items that have a higher cost as a percentage of net sales, the impact of a greater use of fresh vegetables in our product offerings and the launch of the new bowl category this year which has a higher than average cost when compared to the other entrée categories but also has higher than average gross margin dollars per transaction.

During the second quarter of 2013, the Company’s general and administrative expenses increased by $212,000, to $3,141,000 or 13.4% of total revenues from $2,929,000 or 11.1% of total revenues in the 2012 second quarter due primarily to a charge for severance that was recorded in the quarter.

Così reported that as of July 1, 2013 it had cash and cash equivalents of $11,963,000 and virtually no debt other than lease obligations.

About Così, Inc.
Così® (http://www.getcosi.com) is a national fast casual restaurant chain that has developed featured foods built around a secret, generations-old recipe for crackly crust flatbread. This artisan bread is freshly baked in front of customers throughout the day in open-flame stone-hearth ovens prominently located in each of the restaurants. Così’s warm and urbane atmosphere is geared towards its sophisticated, upscale, urban and suburban guests. There are currently 72 Company-owned and 49 franchise restaurants operating in sixteen states, the District of Columbia, the United Arab Emirates, and Costa Rica. The Così® vision is to become America's favorite fast casual restaurant by providing customers authentic, innovative, savory food while remaining an affordable luxury.

The Così® menu features Così® sandwiches, freshly-tossed salads, bowls, breakfast wraps, melts, soups, Così® Squagels®, flatbread pizzas, S'mores, snacks and other desserts, and a wide range of coffee and coffee-based drinks and other specialty beverages. Così® restaurants are designed to be welcoming and comfortable with an eclectic environment. Così's sights, sounds, and spaces create a tasteful, relaxed ambience that provides a fresh and new dining experience.

“Così,” “(Sun & Moon Design)” and related marks are registered trademarks of Così, Inc. in the U.S.A. and certain other countries. Copyright © 2013 Così, Inc. All rights reserved.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. This press release contains statements that constitute forward- looking statements under the federal securities laws. Forward-looking statements are statements about future events and expectations and not statements of historical fact. The words "believe," "may," "will," "should," "anticipate," "estimate," "expect," "intend," "objective," "seek," "plan," "strive," or similar words, or negatives of these words, identify forward- looking statements. We qualify any forward-looking statements entirely by these cautionary factors. Forward-looking statements are based on management's beliefs, assumptions and expectations of our future economic performance, taking into account the information currently available to management. Forward-looking statements involve risks and uncertainties that may cause our actual results, performance or financial condition to differ materially from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. Factors that could contribute to these differences include, but are not limited to: the cost of our principal food products and supply and delivery shortages and interruptions; labor shortages or increased labor costs; changes in demographic trends and consumer tastes and preferences, including changes resulting from concerns over nutritional or safety aspects of beef, poultry, produce, or other foods or the effects of food-borne illnesses, such as E. coli, “mad cow disease” and avian influenza or “bird flu”; competition in our markets, both in our business and in locating suitable restaurant sites; our operation and execution in new and existing markets; expansion into new markets including foreign markets; our ability to attract and retain qualified franchisees and our franchisees’ ability to open restaurants on a timely basis; our ability to locate suitable restaurant sites in new and existing markets and negotiate acceptable lease terms; the rate of our internal growth and our ability to generate increased revenue from our existing restaurants; our ability to generate positive cash flow from existing and new restaurants; fluctuations in our quarterly results due to seasonality; increased government regulation and our ability to secure required government approvals and permits; our ability to create customer awareness of our restaurants in new markets; the reliability of our customer and market studies; cost effective and timely planning, design and build out of restaurants; our ability to recruit, train and retain qualified corporate and restaurant personnel and management; market saturation due to new restaurant openings; inadequate protection of our intellectual property; our ability to obtain additional capital and financing; adverse weather conditions which impact customer traffic at our restaurants; and adverse economic conditions. Further information regarding factors that could affect our results and the statements made herein are included in our filings with the Securities and Exchange Commission.

Additional information is available on Così's website at
http://www.getcosi.com in the investor relations section.

Cosi, Inc.
Consolidated Balance Sheets
As of July 1, 2013 and December 31, 2012
(dollars in thousands)

	July 1,	December 31,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$11,963	$15,417
Accounts receivable, net	592	1,235
Notes receivable, current portion	579	462
Inventories	872	893
Prepaid expenses and other current assets	865	1,620
Total current assets	14,871	19,627

Furniture and fixtures, equipment and leasehold improvements, net	8,681	9,900
Notes receivable, net of current portion	433	573
Other assets	1,090	1,093
Total assets	$25,075	$31,193

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$2,603	$2,886
Accrued expenses	8,599	9,447
Deferred franchise revenue	84	61
Current portion of other long-term liabilities	270	140
Total current liabilities	11,556	12,534

Deferred franchise revenue	1,940	1,923
Other long-term liabilities, net of current portion	2,425	2,701
Total liabilities	15,921	17,158

Commitments and contingencies

Stockholders' equity:
Common stock - $.01 par value; 25,000,000 shares authorized,
18,098,107 and 18,278,192 shares issued, respectively	181	183
Additional paid-in capital	297,048	297,051
Treasury stock, 59,886 shares at cost	(1,198)	(1,198)
Accumulated deficit	(286,877)	(282,001)
Total stockholders' equity	9,154	14,035
Total liabilities and stockholders' equity	$25,075	$31,193

The accompanying notes are an intergral part of these consolidated financial statements.

Cosi, Inc.
Consolidated Statements of Operations and Comprehensive Income (Loss)
For the Three and Six Month Periods Ended July 1, 2013 and July 2, 2012
(dollars in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	July 1,	July 2,	July 1,	July 2,
	2013	2012	2013	2012
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Restaurant net sales	$22,656	$25,322	$43,510	$49,243
Franchise fees and royalties	752	986	1,459	1,738
Total revenues	23,408	26,308	44,969	50,981

Costs and expenses:
Cost of food and beverage	5,521	5,809	10,723	11,375
Restaurant labor and related benefits	8,198	8,587	16,308	17,402
Occupancy and other restaurant operating expenses	7,523	7,955	14,669	15,641
	21,242	22,351	41,700	44,418
General and administrative expenses	3,141	2,929	5,898	5,708
Depreciation and amortization	672	906	1,420	1,900
Restaurant pre-opening expenses	11	-	11	-
Provision for losses on asset impairments and disposals	355	27	694	27
Lease termination expense and closed store costs	126	26	147	(2)
Total costs and expenses	25,547	26,239	49,870	52,051

Operating (loss) income	(2,139)	69	(4,901)	(1,070)

Other income	4	8	25	19

Net (loss) income and comprehensive (loss) income	$(2,135)	$77	$(4,876)	$(1,051)

Per Share Data:
Earnings per share:
Basic	$(0.12)	$0.01	$(0.27)	$(0.08)
Diluted	$(0.12)	$0.01	$(0.27)	$(0.08)

Weighted average shares outstanding:
Basic	17,988,624	12,901,745	17,969,198	12,882,662
Diluted	17,988,624	12,946,983	17,969,198	12,882,662

The accompanying notes are an integral part of these consolidated financial statements.

Cosi, Inc.
Results of Operations as a Percent of Sales

	Three Months Ended			Six Months Ended
	July 1, 2013		July 2, 2012	July 1, 2013		July 2, 2012

Revenues:
Restaurant net sales	96.8%		96.3%	96.8%		96.6%
Franchise fees and royalties	3.2		3.7	3.2		3.4
Total revenue	100.0		100.0	100.0		100.0
Cost and expenses:
Cost of food and beverage (1)	24.4		22.9	24.6		23.1
Restaurant labor and related benefits (1)	36.2		33.9	37.5		35.3
Occupancy and other restaurant operating expenses (1)	33.2		31.5	33.7		31.8
	93.8		88.3	95.8		90.2
General and administrative expenses	13.4		11.1	13.1		11.2
Depreciation and amortization	2.9		3.4	3.2		3.7
Provision for losses on asset impairments and disposals	1.5		0.1	1.5		0.1
Lease termination expense and closed store costs	0.5		0.1	0.3		-
Total costs and expenses	109.1		99.7	110.9		102.1
Operating (loss) income	(9.1)		0.3	(10.9)		(2.1)
Other income	-		-	0.1		-
Net (loss) income and comprehensive (loss) income	(9.1	) %	0.3%	(10.8	) %	(2.1	) %

(1)	These are expressed as a percentage of restaurant net sales versus all other items expressed as a percentage of total revenues

Cosi, Inc.
System-wide Restaurants

	For the Three Months Ended
	July 1, 2013			July 2, 2012
	Company-Owned	Franchise	Total	Company-Owned	Franchise	Total

Restaurants at beginning of period	74	50	124	80	55	135
New restaurants opened	-	-	-	-	1	1
Restaurants permanently closed	-	-	-	1	2	3
Restaurants at end of period	74	50	124	79	54	133

	For the Six Months Ended
	July 1, 2013			July 2, 2012
	Company-Owned	Franchise	Total	Company-Owned	Franchise	Total

Restaurants at beginning of period	75	50	125	80	56	136
New restaurants opened	-	-	-	-	1	1
Restaurants permanently closed	1	-	1	1	3	4
Restaurants at end of period	74	50	124	79	54	133